                           SCHEDULE 14A (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ X ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            JAG MEDIA HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

         5) Total fee paid:

            --------------------------------------------------------------------

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

         1) Amount previously paid:

            --------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

         3) Filing Party:

            --------------------------------------------------------------------

         4) Date Filed:

            --------------------------------------------------------------------

                                     [LOGO]


                         6865 SW 18th Street, Suite B13
                            Boca Raton, Florida 33433
                                 (561) 393-0605




                                                               December __, 2002



To the Stockholders of JAG Media Holdings, Inc.:

         The Annual Meeting of Stockholders of JAG Media Holdings, Inc. will be held on [______], January [__], 2003, at 11:00 a.m. in Conference Room 39B located on the 39th floor of 101 Park Avenue, New York, New York, in the law offices of Morgan, Lewis & Bockius LLP.

         Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Our 2002 Annual Report on Form 10-KSB is also enclosed and provides additional information regarding our financial results during the fiscal year ended July 31, 2002.

         On behalf of our Board of Directors and employees, I cordially invite all stockholders to attend the Annual Meeting. It is important that your shares be voted on matters that come before the meeting. Whether or not you plan to attend the meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided.

                                         Sincerely,


                                         /s/ Gary Valinoti

                                         Gary Valinoti
                                         President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be Held on January [__], 2003

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of JAG Media Holdings, Inc., a Nevada corporation (the "Company"), will be held in Conference Room 39B located on the 39th floor of 101 Park Avenue, New York, New York, in the law offices of Morgan, Lewis & Bockius LLP, at 11:00 a.m. on [__________], January [__], 2003, for the following purposes:

         i. To elect three directors to serve for the ensuing year;

         ii. To consider and act upon a proposal to ratify the selection of J.H. Cohn LLP as the Company's independent accountants for 2003;

         iii. To consider and act upon a proposal to authorize the Board of Directors of the Company (the "Board") to implement "custody" only trading of the Company's Class A Common Stock; and

         iv. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The close of business on [_______], December [__], 2002 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Class A Common Stock and Series 1 Class B Common Stock of the Company at that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                By Order of the Board of Directors,


                                /s/ Stephen J. Schoepfer

                                Stephen J. Schoepfer
                                Secretary

Boca Raton, Florida
December [__], 2002

Your vote is important. Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

                                     [LOGO]


                            JAG MEDIA HOLDINGS, INC.
                         6865 SW 18th Street, Suite B13
                            Boca Raton, Florida 33433
                                 (561) 393-0605

                                                             December [__], 2002

                                 PROXY STATEMENT


         This Proxy Statement is being mailed on or about January [__], 2002, to holders of record as of December [__], 2002, of Class A common stock, par value $.00001 per share ("Class A Common Stock") and Series 1 Class B common stock, par value $.00001 per share ("Series 1 Class B Common Stock"), of JAG Media Holdings, Inc. (the "Company" or "JAG Media") in connection with the solicitation by the Board of Directors of the Company of a proxy in the enclosed form for the Annual Meeting of Stockholders of the Company to be held on January [__], 2003 (the "Annual Meeting").

         A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.

         If no instructions are specified on the proxy, shares represented thereby will be voted for the election of the three nominees listed herein as directors of the Company but will not be voted on any other matters that come before the meeting.

         Any stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.

         As of December [__], 2002, there were [________] shares of Class A Common Stock and [_______] Series 1 Class B Common Stock issued and outstanding. The presence of the holders of a majority of the issued and outstanding shares of Class A Common Stock and Series 1 Class B Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

         Nevada law specifies that directors must be elected by a plurality of the votes cast by holders of shares of Class A Common Stock and Series 1 Class B Common Stock, and the approval of any other matters will require the affirmative vote of holders of a majority of the shares of Class A Common Stock and Series 1 Class B Common Stock whose votes are cast on the subject matter. Cumulative voting for the election of directors is not permitted. Abstentions will be treated as shares present and will count for purposes of determining the presence of a quorum, but abstentions will not be counted for purposes of determining an affirmative plurality or majority vote. Shares relating to any proxy as to which a broker non-vote is indicated will be considered present and count for determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the vote on any proposals.

         Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director (Proposal 1) will not prevent the election of such nominee if other stockholders vote for such nominee, nor will an abstention on the proposal to ratify the appointment of the Company's auditors (Proposal 2) or the straw vote to indicate the stockholders' approval of "custody only" trading (Proposal 3) operate as a vote "against" such proposals.

         The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Class A Common Stock and Series 1 Class B Common Stock.

         The Company's Annual Report on Form 10-KSB for the year ended July 31, 2002 (the "Annual Report"), which contains the Company's financial statements for such year, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The number of directors of the Company currently is fixed at three. The Board of Directors has nominated the three persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates are located or (iii) by resolution provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than three nominees.

Nominees for Election at this Annual Meeting

         Gary Valinoti, age 44, was a co-founder of the predecessor to JAG Media Holdings, Inc. and has served as our President and Chief Executive Officer and as a member of our Board of Directors since March 1999. Mr. Valinoti has been a member of our Board of Directors since July 1999. From August 1992 until March 1999 Mr. Valinoti served as President, and as a member of the Board of Directors, of JagNotes, Inc., the company that produced the JAGNotes fax service throughout that period. Prior to his involvement with JagNotes, Inc., Mr. Valinoti held positions with various firms in the securities industry including Mosely, Hallgarten, Estabrook & Weeden where he was involved in institutional and currency trading, and started the firm's arbitrage department. Mr. Valinoti attended Wagner College.

         Thomas J. Mazzarisi, age 45, has served as our Executive Vice President and General Counsel since March 1999. Mr. Mazzarisi has also served as our Chief Financial Officer since November 9, 2001. Mr. Mazzarisi has been a member of our Board of Directors since July 1999. From 1997 until joining JAG Media Holdings, Inc., Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

         Stephen J. Schoepfer, age 43, has served as our Executive Vice President, Chief Operating Officer and Secretary since July 1999. Mr. Schoepfer has been a member of our Board of Directors since July 1999. Prior to joining the Company in July 1999, he was a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.


Vote Required For Approval

         The vote of a plurality of holders of the outstanding shares of Class A Common Stock and Series 1 Class B Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company. Accordingly, the three director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the three persons nominated to serve as directors.

         The Board of Directors unanimously recommends that stockholders vote FOR the election of the three persons nominated to serve as directors.

Board Organization And Meetings

         During the year ended July 31, 2002, the Board of Directors acted on four occasions by unanimous written consent.

         The Company does not have a standing audit, nominating or compensation committee.

Directors' Remuneration

         The Company currently does not compensate its directors, all of whom receive compensation as officers.

                                   PROPOSAL 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors, subject to ratification by the stockholders, has appointed J.H. Cohn LLP as independent public accountants to examine the Company's consolidated financial statements for the fiscal year ending July 31, 2003. J.H. Cohn LLP has served as the Company's independent public accountants since April 1999 and performed the audit of the Company's 2002 financial statements. Representatives of J.H. Cohn LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

Vote Required For Approval

         The affirmative vote of holders of a majority of the shares of Class A Common Stock and Series 1 Class B Common Stock whose votes are cast on this proposal is required to ratify the appointment of the Company's independent accountants.

         The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of J.H. Cohn LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending July 31, 2003.

Audit Fees

         The aggregate fees billed by J.H. Cohn LLP for professional services rendered for the audit of the our annual financial statements for the fiscal year ended July 31, 2002 and the reviews of the financial statements included in our quarterly reports on Form 10-QSB and Registration Statement on Form SB-2, as amended, was $108,125. We were also billed an aggregate of $14,125 for services rendered by J.H. Cohn LLP in connection with the recapitalization of our common stock and preparation of the Company's federal and state tax returns.

                                   PROPOSAL 3

                AUTHORIZATION TO IMPLEMENT "CUSTODY ONLY" TRADING

         The Board of Directors of JAG Media is considering implementing "custody only" trading of the Class A Common Stock as a possible mechanism to protect our stockholders against naked short selling of the Class A Common Stock. Under "custody only" trading, the Company would implement a share transfer system which requires that any transfers of the Class A Common Stock be made only by delivery of physical stock certificates. Once received by our transfer agent, the certificates of the selling stockholder would be cancelled and a new certificate for the same number of shares would be issued in the buyer's name. Under such a system, no certificates would be issued in the name of Depository Trust Company ("DTC"), Cede & Co. or any other nominee, and thus the shares would no longer clear through the DTC system. This procedure is one way to help ensure buyers that any purchase they make of the Class A Common Stock will be from bona fide stockholders who are in a position to deliver actual stock certificates.

         Our Board has not made any final decision regarding the implementation of "custody only" trading of the Class A Common Stock. Although the Board reserves the right to make the final decision on this matter, the Board would like to receive a non-binding indication of the views of JAG Media's stockholders regarding this issue. Accordingly, the Board is presenting this matter for a vote by the stockholders of JAG Media as described below.

Vote Required For Approval

         We are not required to submit this matter to a vote of our stockholders. Under Nevada law, our Board has the power to approve, and instruct the officers of the Company to implement, "custody only" trading of the Class A Common Stock without obtaining stockholder approval, provided that, in exercising its fiduciary duties, the Board concludes that such action is in the best interests of the stockholders of JAG Media. Stockholders may vote in favor or against this proposal. To accurately gauge the stockholders' view on this matter, abstentions and broker "non-votes" will not be counted for purposes of determining whether this proposal is approved. Approval will require the affirmative vote of a majority of the shares of Class A Common Stock and Series 1 Class B Common Stock cast with respect to this proposal. The purpose of the vote is to inform the Board of the views of the stockholders of the Company with respect to this matter. The Board reserves the right to make the final decision on this matter, and the results of the stockholder vote will be but one factor among many considered by the Board in determining whether to implement a "custody only" trading policy.

         The material advantages and disadvantages of this proposal are set forth herein.

Advantages.

         Our Board of Directors believes, but cannot confirm, that the price of the shares of Class A Common Stock currently trading on the Nasdaq OTC Bulletin Board may be artificially depressed due to abnormally high short selling by speculators who are not stockholders of the Company. Furthermore, our Board of Directors believes that speculators may be engaging in a practice commonly known as a "naked short" sale, which means that certain brokers may be permitting their short selling customers to sell shares their customers do not own and may have failed to borrow and therefore deliver the shares sold to the purchaser of the shares. Consequently, there may be a substantial number of purchasers who believe they are stockholders of the Company but who in fact would not be stockholders since their brokers may never have received any shares of the Company for their account.

         If this proposal is approved by our stockholders and subsequently enacted by our Board of Directors, no stock certificates will be issued or entered into the Company's books via its transfer agent in the names of Cede & Co., DTC or any entity fulfilling a similar function. No new certificates will be issued to buyers of the Company's shares until the seller's certificate for the same number of shares shall have been surrendered and cancelled. Although our Board of Directors is aware of only a limited number of cases of such a procedure being put in place, the Board believes that this procedure may result in short sellers being required to cover their positions. This procedure should also allow the transfer agent to make an accurate record of all beneficial stockholders who would become registered holders and reduce the potential for future naked shorting of the Company's shares.

         It is possible that customers of brokerage firms who have had their shares borrowed, or who have purchased shares but have not received physical delivery of their shares, may encounter substantial delays in receiving their shares. By implementing "custody only" trading of the Class A Common Stock, current stockholders holding shares in "street name" (i.e., shares owned by a client held by a brokerage in the name of Cede & Co. who is DTC's nominee) in their brokerage accounts would be encouraged to become registered stockholders by ordering their street name shares in certificate form. To become a registered stockholder, current stockholders would call their broker and ask them for delivery of their actual share certificates registered in their stockholder name.

Disadvantages.

         The Board of Directors of JAG Media has not yet determined whether implementation of this proposal is in the best interests of the Company and its stockholders. This proposal may be considered to have certain disadvantages, including those set forth below.

         o Implementation of this proposal will restrict or limit current or future stockholders from clearing purchases and sales of the Company's shares in the normal method used by broker dealers. Accordingly, implementation of this policy could result in a reduction in the trading of our Class A Common Stock.

         o A decline in the trading volume of our Class A Common Stock caused by a transition to "custody only" trading might have the effect of discouraging an attempt by a third party to take over or otherwise gain control of the Company.

         o If enacted, this new trading policy could also affect the decision of certain investors, including institutional investors, that would otherwise consider investing in our Class A Common Stock. As a result of the practical implications of the proposal, our stock may be deemed to be less attractive to certain investors, including managers of certain institutional investors who may hold physical shares in bank nominee names.

         o If you are not already a registered stockholder, your broker may charge you a fee if you choose to obtain and/or hold or process physical share certificates in your own name through your broker. In addition, you would have to execute a transfer document when you want to sell your shares. It is our understanding that certain brokerage firms, such as Ameritrade, have notified their clients that they will not accept any new opening orders in the securities of companies that implement "custody only" trading.

         o We entered into a $10 million equity line financing arrangement with Cornell Capital Partners, L.P. ("Cornell Capital") on April 9, 2002. The equity line purchase agreement provides for the purchase by Cornell Capital of up to $10 million worth of shares of our Class A Common Stock over a 24-month period. It is a condition to the equity line that on any given closing date, there shall be at least one bid for the Class A Common Stock on the Nasdaq OTC Bulletin Board. If this condition is not satisfied, we cannot require Cornell Capital to purchase our shares. In addition, we note that the obligation of Cornell Capital to complete its purchases under the equity line is not secured or guaranteed. If the market for our shares diminishes as a result of "custody only" trading, Cornell Capital might refuse to honor its obligation to us under the equity line and we may not be able to force it to do so or be able to obtain an award for damages in a timely manner. If we are unable to draw in whole or in part on the equity line purchase agreement, our cash, cash equivalents, and securities will not be sufficient to meet our anticipated cash needs unless we obtain alternative financing. If we require additional funding and do not obtain it, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our Class A Common Stock.

         o The implementation of "custody only" trading will require the Company to incur additional expenses, including legal fees, printing costs and transfer agent fees and expenses incurred in connection with the need to issue physical share certificates and maintain the books and records of the transfers of our Class A Common Stock.

                                 STOCK OWNERSHIP

         The following table sets forth information regarding the beneficial ownership of the Class A Common Stock as of December [__], 2002 (except as otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Class A Common Stock, (ii) each director and nominee to be a director, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

Name and Address of Beneficial Owner                  Number of Shares Beneficially Owned       Percentage of Class(1)
------------------------------------                  -----------------------------------       ----------------------
Gary Valinoti (President, CEO and Director)                    5,069,500(2)(3)(4)                         [___]%
6865 SW 18th Street, Suite B13, Boca Raton,
Florida 33433

Thomas Mazzarisi (Executive Vice President,                      610,000(5)(7)                            [___]%
Chief Financial Officer, General Counsel and
Director)
6865 SW 18th Street, Suite B13, Boca Raton,
Florida 33433

Stephen Schoepfer (Executive Vice President,                     575,000(6)(7)                            [___]%
Chief Operating Officer and Director)
6865 SW 18th Street, Suite B13, Boca Raton,
Florida 33433

All executive officers and directors as a                        6,254,500                                [___]%
group (3 persons)

         (1) Based on [________] shares of Class A Common Stock issued and outstanding as of December [__], 2002, plus the number of shares of Class A Common Stock which the beneficial owner has the right to acquire within 60 days, if any.

         (2) Includes 237,045 shares of Series 1 Class B Common Stock which are convertible into shares of Class A Common Stock on a one-for-one basis.

         (3) Includes 476,818 shares of Class A Common Stock and 47,682 shares of Series 1 Class B Common Stock (convertible on a one-for-one basis into shares of Class A Common Stock) owned by Mr. Valinoti's wife, Cathleen Valinoti.

         (4) Includes 1,000,000 shares of Class A Common Stock issuable upon the exercise of stock options.

         (5) Includes 9,999 shares of Series 1 Class B Common Stock which are convertible into shares of Class A Common Stock on a one-for-one basis.

         (6) Includes 6,818 shares of Series 1 Class B Common Stock which are convertible into shares of Class A Common Stock on a one-for-one basis.

         (7) Includes 500,000 shares of Class A Common Stock issuable upon the exercise of stock options.

As of December [__], 2002, there were [___] stockholders of record of our Class A Common Stock and [___] stockholders of record of our Series 1 Class B Common Stock.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and certain executive officers for services rendered during the fiscal years ended July 31, 2000, 2001 and 2002. Except as listed in the table below, no executive officer holding office in fiscal year 2002 received total annual salary and bonus exceeding $100,000. No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

                               Annual Compensation

                                                                                        Long-Term
                                                                                      Compensation
                                                                                      Common Shares
                                                                         Other         Subject to
                                   Fiscal                                Annual          Options           All Other
Name and Principal Position         Year       Salary       Bonus     Compensation       Granted          Compensation
---------------------------         ----       ------       -----     ------------   ---------------      ------------
Gary Valinoti, President,           2002       $150,000         --          --        1,000,000(1)             --
and Chief Executive Officer,
                                    2001       $150,000         --          --         900,000(2)              (3)

                                    2000       $100,000         --          --           --                    --


Stephen J. Schoepfer,               2002       $150,000         --          --         1,000,000(1)            --
Executive Vice President,
Chief Operating Officer and         2001       $150,000         --          --         900,000(2)              (3)
Secretary
                                    2000       $100,000     $50,000         --           --                    --


Thomas J. Mazzarisi,                2002       $150,000         --          --         1,000,000(1)            --
Executive Vice President,
Chief Financial Officer and         2001       $150,000         --          --         900,000(2)              (3)
General Counsel
                                    2000       $100,000         --          --           --                    --

         (1) In lieu of the 900,000 options granted to the executive on December 14, 2000, which options were cancelled effective August 31, 2001, the executive was granted options to purchase 1,000,000 shares of our common stock at an exercise price of $0.02 per share pursuant to an amended and restated employment agreement dated August 31, 2001.

         (2) Received a grant of options to purchase 900,000 shares of our common stock at an exercise price of $0.25 per share on December 14, 2000, pursuant to the terms of an employment agreement with us, which options were cancelled effective August 31, 2001.

         (3) Received grant of a 5% equity interest in JAGfn Broadband LLC, our former webcast subsidiary, on December 14, 2000 which had no value at the time of grant.

Option Grants in Fiscal Year 2002.

         No freestanding SARs or restricted stock awards were granted to, or exercised by, any of our named executive officers during the fiscal year ended July 31, 2002.

         The following table sets forth information regarding options to acquire shares of our common stock granted under our Long-Term Incentive Plan to our Chief Executive Officer and our other three executive officers as of July 31, 2002.

                OPTION GRANTS IN PERIOD BEGINNING AUGUST 1, 2001
                            AND ENDING JULY 31, 2002

                                              Percentage of
                                                  Total
                                           Options Granted to
                                                Employees
                                                in the period
                              Number of         beginning
                              Securities   August 1, 2001 and
                              Underlying          ended             Exercise or
                               Options          July 31,          Base Price Per     Market Price on
Name                           Granted            2002               ($/Share)      the Date of Grant    Expiration Date
----                           -------            ----               ---------      -----------------    ---------------
Gary Valinoti          1,000,000(1)(2)            29.2%              $0.02(1)              $0.08          08/31/11(1)
Stephen J. Schoepfer   1,000,000(1)(2)            29.2%               0.02(1)               0.08          08/31/11(1)
Thomas J. Mazzarisi    1,000,000(1)(2)            29.2%               0.02(1)               0.08          08/31/11(1)
Raymond G. Taylor            0                    0%                     *                   *                *

*        Not applicable.

(1) On August 31, 2001 we granted to each of Messrs. Valinoti, Schoepfer and Mazzarisi options to purchase 1,000,000 shares of our common stock exercisable at a price per share of $0.02. Each of these stock options vested immediately on August 31, 2001 and terminate on the earlier of August 31, 2011 or the 90th day following the termination of such executive's employment with us.

(2) Options are subject to the terms of our 1999 Long-Term Incentive Plan, as amended, and can be exercised, in whole or in part, by the executive on a cashless basis.

Report on Repricing of Options.

         Our Board believes that the retention of executives who possess an in depth knowledge of our operations, contacts within the professional financial community for certain information that we provide to our subscribers and the skills and expertise required to lead our organization is vital to our competitive strength. It is the policy of our Board to award stock options to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain these persons. It is our Board's goal to preserve this incentive as an effective tool in compensating, motivating and retaining our executives. We grant these options at exercise prices below the market price of our stock in order to provide an immediate form of compensation to our executives. To that end, there is ongoing review by the Board of the market price of our Class A Common Stock and the grant price of options.

         For the reasons described above, when we entered into amended and restated employment agreements on August 31, 2001 with our three key executive officers, Messrs. Valinoti, Schoepfer and Mazzarisi, we agreed to grant each of them new immediately exercisable stock options to acquire 1,000,000 shares of our common stock at an exercise price of $0.02 per share, representing 25% of the closing bid price of our common stock on the date of grant. In exchange for these new options, each of Messrs. Valinoti, Schoepfer and Mazzarisi surrendered for cancellation the options to acquire 900,000 shares of our common stock at $0.25 per share that we granted to them on December 14, 2000 pursuant to the terms and conditions of their original employment agreements. The closing bid price of our common stock on December 14, 2000 was $0.3125 per share.

Option Exercises in Fiscal Year 2002.

         The following table sets forth certain information regarding the stock options exercised during the fiscal year ended July 31, 2002 and the stock options held as of July 31, 2002 by our Chief Executive Officer and our other three executive officers.

                AGGREGATE OPTION EXERCISES IN 2002 OPTION VALUES


                            Shares
                           Acquired
                              on          Value          Number of Shares Underlying       Value of Unexercised In-the-Money
          Name             Exercised     Realized     Unexercised Options at July 31, 2002       Options at July 31, 2002
          ----             ---------      --------    ------------------------------------       ------------------------

                                                      Exercisable       Unexercisable         Exercisable      Unexercisable
                                                      -----------       -------------         -----------      -------------
Gary Valinoti              0            0                1,000,000              0              $390,000              0
Stephen J. Schoepfer       500,000      $437,721          500,000               0              $195,000              0
Thomas J. Mazzarisi        500,000      $522,719          500,000               0              $195,000              0
Raymond G. Taylor          100,000      $35,475              0                  0                 $0                 0

         Mr. Taylor resigned from his position as Chief Financial Officer of JAG Media effective November 9, 2001 and subsequently exercised his options into shares of common stock. To our knowledge, Mr. Taylor no longer owns any shares of JAG Media stock.

         During March 2002, Mr. Mazzarisi and Mr. Schoepfer each exercised options to purchase 500,000 shares of our common stock.

         As a result of the recapitalization of our common stock into Class A Common Stock and Series 1 Class B Common Stock, all outstanding options entitling the holders thereof to purchase shares of our common stock now enable such holders to purchase, upon exercise of their options, the same number of shares of Class A Common Stock.

1999 Long-Term Incentive Plan

         In October, 1999 the Board of Directors approved the 1999 Long-Term Incentive Plan. This plan was most recently amended in April 2002. The purpose of the plan is to allow us to attract and retain officers, employees, directors, consultants and certain other individuals and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in JAG Media. Individual awards under the plan may take the form of:

         o        either incentive stock options or non-qualified stock options;

         o        stock appreciation rights;

         o        restricted or deferred stock;

         o        dividend equivalents;

o bonus shares and awards in lieu of our obligations to pay cash compensation; and

o other awards, the value of which is based in whole or in part upon the value of the Class A Common Stock.

         The plan will generally be administered by a committee appointed by the board of directors, except that the board will itself perform the committee's functions under the plan for purposes of grants of awards to directors who serve on the committee. The board may also perform any other function of the committee. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions, performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as the committee may determine.

         The maximum number of shares that may be subject to outstanding awards under the plan will not exceed 6,000,000 shares of Class A Common Stock. As of July 31, 2002, there were a total of 2,269,600 shares of Class A Common Stock subject to outstanding options granted under the plan. These options have an exercise price ranging from $0.02 to $2.00 per share.

         The plan will remain in effect until terminated by the board of directors. The plan may be amended by the board of directors without the consent of our stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our Class A Common Stock may then be listed or quoted. The number of shares reserved or deliverable under the plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

         We generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if JAG Media complies with certain requirements under Section 162(m).

Employment Contracts

         On August 31, 2001, we entered into amended and restated three-year employment agreements with each of Gary Valinoti (our President and Chief Executive Officer), Stephen J. Schoepfer (our Executive Vice President and Chief Operating Officer) and Thomas J. Mazzarisi (our Executive Vice President, Chief Financial Officer and General Counsel). These agreements amended and superseded the original employment agreements, dated December 14, 2000, between us and the executives named above. Each of these amended and restated employment agreements expires on August 31, 2004 and provides for an annual base salary of $150,000. In addition, each executive is entitled to receive annual incentive stock bonuses as follows:

         o 500,000 shares of common stock if the average closing bid price of our common stock for year 1 under the contract is $1.00 or greater;

         o 500,000 shares of common stock if the average closing bid price of our common stock for year 2 under the contract is $2.00 or greater; and

         o 500,000 shares of common stock if the average closing bid price of our common stock for year 3 under the contract is $3.00 or greater.

         As a result of the recapitalization of our common stock, each of the annual incentive stock bonuses referred to above will, if earned, be issued as shares of Class A Common Stock.

         In addition, each executive is entitled to receive a 5% non-dilutable interest (i.e., a constant percentage ownership interest) in any subsidiary established by JAG Media for its Hispanic/Latin operations. The executives shall also be granted an option to purchase a 5% ownership interest in any subsidiary that JAG Media successfully creates and spins off during the term of their employment contracts.

         In addition, pursuant to these amended and restated employment agreements, each of the above named executives is entitled to the same medical and other benefits, including health and life insurance coverage, as are provided to other employees of JAG Media. In the event JAG Media terminates the employment of any of such executives without cause or such executive resigns for good reason as defined in the executive agreements, such executive shall be entitled to receive (i) continued medical and life insurance coverage for a period equal to the greater of one year or the number of years and fractions thereof between the date of such termination and the end of the term (the Severance Period), (ii) a lump sum cash payment equal to the executive's highest rate of annual salary in effect during the term multiplied by the Severance Period, (iii) a lump sum cash payment equal to the number of accrued and unused vacation days calculated at the executive's then current salary rate and (iv) accelerated vesting of all of the executive's outstanding stock options. Such cash payments will be made within 10 days of termination of employment, and shall not be subject to offset for amounts earned by the executive in respect of any subsequent employment, nor is the executive required to seek any such subsequent employment.

         Further, immediately prior to a "change in control" (as defined in our Long-Term Incentive Plan) of JAG Media, the above-named executives shall also be granted an option to acquire 1,000,000 shares of our Class A Common Stock (subject to equitable adjustments for stock splits, etc.) at an exercise price equal to 25% of the closing bid price of the stock immediately prior to such change in control, which option shall be fully vested and immediately exercisable in full and expire on a date which is the earlier of ten years from such change in control and three years after termination of employment. Generally, under our Long-Term Incentive Plan a "change in control" shall be deemed to have occurred (i) if there is an acquisition 30% or more of our then outstanding shares of Class A Common Stock, (ii) Messrs. Valinoti, Schoepfer and Mazzarisi cease for any reason to constitute at least a majority of the members of our Board, or (iii) a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of our assets, or similar transaction shall have occurred. However, a change in control shall not be deemed to have occurred if consummation of such a transaction would result in at least 70% of the total voting power represented by the voting securities of JAG Media outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of JAG Media immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

         In the unlikely event that we issue to Cornell Capital Partners L.P. under the equity line more than 12,600,000 shares of our Class A Common Stock and Cornell Capital does not sell any such shares and we issue no other shares, such issuance to Cornell Capital would result in the acquisition by Cornell Capital of more than 30% of our then outstanding shares of Class A Common Stock and would trigger the change in control provisions in the employment agreements of our executive officers. As a result, each of Messrs. Valinoti, Schoepfer and Mazzarisi would be granted an option to acquire 1,000,000 shares of our Class A Common Stock at an exercise price equal to 25% of the closing bid price of the stock immediately prior to such change in control, which option would be fully vested and immediately exercisable in full and expire on a date which would be the earlier of ten years from such change in control and three years after termination of such person's employment. The occurrence of the change of control would also permit each executive to resign from JAG Media if they so chose and be entitled to all of the severance benefits described above, including medical and life insurance coverage, accelerated vesting of outstanding stock options and certain lump sum cash payments.

         As part of the sale of our 85% stake in JAGfn Broadband LLC to CALP II Limited Partnership, we entered into a services agreement with JAGfn. pursuant to which it was agreed that JAGfn would pay the salary payable under the existing employment agreements, dated December 14, 2000, between us and each of Messrs. Valinoti, Schoepfer and Mazzarisi and we agreed to reimburse JAGfn for 10% of such salary cost. As a result of JAGfn's reincorporation as Financial Broadband Network, Inc. following the sale, Financial Broadband Network assumed such obligations and made such payments from February 1, 2001 through August 24, 2001. See "Certain Relationships and Related Transactions--Services Agreement."

         Pursuant to the terms and conditions of the amended and restated employment agreements, we cancelled outstanding options granted to each of Messrs. Valinoti, Schoepfer and Mazzarisi to purchase an aggregate of 900,000 shares of our common stock exercisable at a price per share of $0.25. In lieu of these options, we have granted to each of Messrs. Valinoti, Schoepfer and Mazzarisi to purchase an aggregate of 1,000,000 shares of our common stock exercisable at a price per share of $0.02, all of which vested immediately upon the execution of the amended and restated agreements. These options are subject to the terms of our 1999 Long-Term Incentive Plan, as amended, and may be exercised, in whole or in part, by the executives on a cashless basis.

         In connection with our recapitalization on April 8, 2002 we amended our Long-Term Incentive Plan to provide that all stock options issued pursuant to the plan, including each of the executive options referred to above, would be exercisable into shares of Class A Common Stock in lieu of common stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our common stock are required to file initial forms of ownership of our common stock and reports of changes in that ownership at the Securities and Exchange Commission. Specific due dates for these forms have been established, and we are required to disclose in this report any failure to file by these dates.

         Based solely on our review of the copies of such forms received by it with respect to fiscal 2002, or written representations from certain reporting persons, to the best of our knowledge, all reports were filed on a timely basis.

                              CERTAIN TRANSACTIONS

Loans from Officers of the Company.

         On April 1, 2002, Thomas J. Mazzarisi, our Executive Vice President, Chief Financial Officer and General Counsel, loaned us $200,000 out of proceeds that he received from the sale of shares of our common stock in the open market. The loan is subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Mazzarisi on such date. The note bears interest at a rate of 2.69% per annum and can be prepaid in whole or part at any time without premium or penalty. Pursuant to an amendment dated June 26, 2002, the maturity date of the note was extended from July 1, 2002 to August 15, 2002. Pursuant to a subsequent amendment dated August 15, 2002, the maturity date of the note was further extended from August 15, 2002 to the earlier of (i) January 31, 2003 or
(ii) the effective date of a "Change in Control" of JAG Media, as such term is defined in the JAG Media Long-Term Incentive Plan, as amended to date. The note remains issued and outstanding as of the date of this proxy statement.

         On April 1, 2002, Stephen J. Schoepfer, our Executive Vice President and Chief Operating Officer, loaned us $200,000 out of proceeds that he received from the sale of shares of our common stock in the open market. The loan is subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Schoepfer on such date. The note bears interest at a rate of 2.69% per annum and can be prepaid in whole or part at any time without premium or penalty. Pursuant to an amendment dated June 26, 2002, the maturity date of the note was extended from July 1, 2002 to August 15, 2002. Pursuant to a subsequent amendment dated August 15, 2002, the maturity date of the note was further extended from August 15, 2002 to the earlier of (i) January 31, 2003 or (ii) the effective date of a "Change in Control" of JAG Media, as such term is defined in the JAG Media Long-Term Incentive Plan, as amended to date. The note remains issued and outstanding as of the date of this proxy statement.

         We have used the proceeds of these loans to fund existing payables and for general corporate purposes.

Sale of JAG fn Broadband Subsidiary; Interest of Certain Officers and Directors in Financial Broadband Holdings and Financial Broadband Network.

         Pursuant to the terms and conditions of a Securities Purchase Agreement, dated as of February 1, 2001, by and among us, JAGfn Broadband LLC and CALP II Limited Partnership, we effected a sale of our 85% membership interest in our webcast subsidiary JAGfn to CALP II. As of the date of the sale CALP II had been our primary source of financing since June 2000 when it entered into an equity line of credit agreement with us. The equity line of credit agreement was terminated in connection with this transaction.

         As consideration for the purchase of the membership interest in JAGfn, CALP II delivered to us at the closing $1,002,146.81 in immediately available funds and a non-interest bearing promissory note in the amount of $500,000 payable in full on February 22, 2001, which is secured by the membership interest. This note was subsequently amended and then canceled. Such $1,500,000 represented the amount we required in order to pay our outstanding current liabilities as of February 1, 2001. In addition, CALP II agreed to discharge us from all of our obligations in connection with $4,350,000 principal amount outstanding of convertible debentures and to cancel, and discharge us from our obligations under, that certain warrant to purchase 3,000,000 shares of our common stock issued to CALP II on October 30, 2000.

         Pursuant to the Securities Purchase Agreement, we agreed to contribute all intercompany indebtedness owed to us by JAGfn to the capital of JAGfn. JAGfn agreed to assume our obligations under certain debentures and to issue to CALP II a five-year warrant to purchase a two percent membership interest in JAGfn. JAGfn also agreed to assume our on-going liabilities under our lease and other agreements related to our webcast activities.

         Our key executive officers and directors, Messrs. Valinoti, Schoepfer and Mazzarisi, retained their 5% membership interests in JAGfn, but agreed as a condition of the transaction that their interests would no longer be non-dilutable. Mr. Valinoti received an additional 2.5% membership interest pursuant to a subsequent transfer by CALP II.

         Following the closing of this transaction, JAGfn was reincorporated in Delaware as Financial Broadband Network, Inc., a wholly owned subsidiary of Financial Broadband Holdings, Inc. In connection with this reorganization, Messrs. Valinoti, Schoepfer and Mazzarisi received shares of common stock and preferred stock of Financial Broadband Holdings, representing, in the aggregate, 17.5% of the issued and outstanding shares of capital stock of that company.

         From February 1, 2001 through August 24, 2001, Messrs. Valinoti, Shoepfer and Mazzarisi also served as officers of Financial Broadband Network, Inc. Mr. Valinoti also served as a director of Financial Broadband Holdings and Financial Broadband Network during that period. Financial Broadband Holdings and Financial Broadband Network ceased conducting operations in August 2001. At that time, Messrs. Valinoti, Schoepfer and Mazzarisi resigned from their respective positions in those entities and their shares in Financial Broadband Holdings became worthless.

Services Agreement.

         In connection with the sale of JAGfn Broadband LLC to CALP II Limited Partnership. we entered into a one-year services agreement, dated as of February 1, 2001, with JAGfn for shared facilities and administrative services to help reduce our costs. Pursuant to the agreement, JAGfn agreed to pay the salary payable under the existing employment agreements between us and each of Messrs. Valinoti, Schoepfer and Mazzarisi and we agreed to reimburse JAGfn for 10% of such salary costs. Financial Broadband Network assumed such obligations and made such payments from February 1, 2001 through August 24, 2001. In addition, during this period Financial Broadband Network provided us with office space at its Chelsea studio location in New York City and provided technical support for our web site as well as bookkeeping, telephone and fax services. This agreement ceased to be of further force and effect when Financial Broadband Network ceased conducting operations in August 2001 and defaulted in its performance under the agreement.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any proposal to be presented by a stockholder at the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than [________], 2003, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                       By Order of the Board of Directors

                                       /s/ Stephen J. Schoepfer

                                       Stephen J. Schoepfer
                                       Secretary


Dated:  December [__], 2002

                                      PROXY
                            JAG MEDIA HOLDINGS, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on January [__], 2003

         The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Gary Valinoti and Stephen J. Schoepfer or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Class A Common Stock and Series 1 Class B Common Stock of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held in Conference Room 39B located on the 39th floor of 101 Park Avenue, New York, New York, in the law offices of Morgan, Lewis & Bockius LLP, at 11:00 a.m. on [_______], January [__], 2003, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. With respect to Item 1 only, the proxies will vote as the Board of Directors recommends where a choice is not specified.

         The nominees for Director are: Thomas J. Mazzarisi, Stephen J.
                          Schoepfer and Gary Valinoti.

                         (To Be Signed on Reverse Side.)
--------------------------------------------------------------------------------

   A     /X/   Please mark
               your votes
               as in
               this
               example.

The Board of Directors recommends that stockholders vote FOR ALL Directors and FOR Proposal 2.

                  FOR      WITHHOLD FOR
                  ALL          ALL                                                                              FOR        AGAINST

1. Election of   /   /       /    /     Nominees: Thomas J. Mazzarisi      2. Selection of J.H. Cohn
   directors.                                     Stephen J. Schoepfer        LLP as the Company's independent /   /        /   /
                                                  Gary Valinoti               accountants for 2003

INSTRUCTION:  To withhold        ____________________________________
          authority to vote
          for any individual
          nominee or nominees,   ______________________________________
          write the names on
          the space provided
                                 FOR            AGAINST
3. Authorization to
   Implement                    /   /            /   /
 "Custody Only"
   Trading

         Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.


SIGNATURE(S)  ______________________________________

              ______________________________________ DATE _______________

(Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)